UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

Item 8.01	Other Events.

Although the company is filing the below information regarding the creation of a direct financial obligation under Item 2.03 on Form 8-K, the company does not believe and this filing is not an admission that the direct financial obligation reported hereby is material to the company.

On July 21, 2009, the company agreed to sell to the initial purchasers an offering of $1.75 billion principal amount of 3.25% junior subordinated convertible debentures due August 1, 2039. The company granted the initial purchaser an option to purchase up to an additional $250 million principal amount of debentures, which option has been exercised in full . The initial purchasers will sell the debentures solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of $2 billion principal amount of debentures closed on July 27, 2009. The aggregate offering price of the debentures was $2 billion and the estimated net proceeds from the offering were approximately $1.98 billion, after deducting selling discounts and commissions and estimated offering expenses.

The debentures will be initially convertible, subject to certain conditions, into shares of the company’s common stock at a conversion rate of 44.0917 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $22.68 per share. The initial conversion price represents a premium of 20% to the closing price of the company’s common stock on July 21, 2009, which was $18.90 per share. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, the conversion rate will increase for a holder who elects to convert its debentures in connection with certain fundamental changes.

The debentures will pay interest semiannually through maturity and will be convertible upon the occurrence of specified events into shares of the company’s common stock. In addition to regular interest, beginning on August 1, 2019, contingent interest will accrue during any interest period in which the average trading price of a debenture for specified periods is greater than or equal to $1,500 per $1,000 principal amount of the debentures or is less than or equal to a threshold initially set at $650 per $1,000 principal amount of the debentures and that will increase over time.

The debentures will be redeemable at the company’s option at any time on or after August 5, 2019 for cash at a redemption price of 100% of the principal amount of the debentures, plus accrued but unpaid interest, if the price of a share of the company’s common stock has been at least 150% of the conversion price then in effect for specified periods. Holders may require the company to repurchase all or a portion of the debentures for cash at a purchase price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, upon certain events constituting a fundamental change. In addition, on or prior to July 27, 2010, the company may redeem all or part of the debentures for cash at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

The debentures are the company’s unsecured junior obligations subordinated in right of payment to the company’s existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of the company’s subsidiaries.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is a press release describing the pricing of an offering of $1.75 billion principal amount of 3.25% junior subordinated convertible debentures offered pursuant to Rule 144A under the Securities Act of 1933, as amended. The information provided under this Item 7.01 and in the press release shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit Number	Description
99.1	Press release dated July 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: July 27, 2009	Cary I. Klafter Corporate Secretary